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                                                                     EXHIBIT 8.2



                                 May 13, 1997



PG&E Corporation
77 Beale Street
San Francisco, CA  94105


Ladies and Gentlemen:

          We have acted as your counsel in connection with the transactions contemplated by the Agreement and Plan of Merger among Valero Energy Corporation ("Valero"), PG&E Corporation ("PG&E Corp.") and PG&E Acquisition Corporation ("Acquisition"), dated as of January 31, 1997, as amended (the "Merger Agreement"). Pursuant to the Merger Agreement, Acquisition will merge with and into Valero (the "Merger"). In that connection, we have participated in the preparation of a registration statement under the Securities Act of 1933, as amended, of PG&E Corp. on Form S-4 in the form thereof filed with the Securities and Exchange Commission (the "Registration Statement"), including a Joint Proxy Statement/Prospectus forming Part I of the Registration Statement (the "Proxy Statement"). Capitalized terms not otherwise defined herein shall have the meaning specified in the Proxy Statement.

          We have examined the Merger Agreement, the Proxy Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the Distribution and the Merger will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Distribution Agreement and the Merger Agreement, (ii) the statements concerning the Distribution and the Merger set forth in the Proxy Statement, the Merger Agreement, the Distribution Agreement and the Tax Sharing Agreement are accurate and complete, and (iii) the statements and representations set forth in the tax representation letters provided to us by Valero and PG&E Corp. are accurate and complete.

          This opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof.
All of the foregoing are subject to change, perhaps with retroactive effect; any such change may require modification of some or all of the conclusions set forth in our opinion.

          Based upon the foregoing and legal considerations that we deem relevant, it is our opinion that:

          (i) the Merger will qualify as a "reorganization" under Section 368(a)(1)(B) of the Code;

          (ii) except for any cash received in lieu of fractional shares, a stockholder of Valero will not recognize any
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PG&E Corporation
May 13, 1997
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income, gain or loss as a result of the receipt of PG&E Corp. Common Stock in the Merger;

          (iii) a Valero stockholder's tax basis for shares of PG&E Corp.
Common Stock received in the Merger, including any fractional share interest for which cash is received, will equal such stockholder's basis in Valero Common Stock surrendered; and

          (iv) the holding period for the shares of PG&E Corp. Common Stock received in the Merger, including any fractional share interest for which cash is received, will include the period during which the Valero stockholder held Valero Common Stock, provided such shares were held as capital assets.

          Our opinion is limited to tax matters specifically addressed hereby. The delivery of this opinion is not intended to satisfy the condition to the closing of the Merger set forth in Section 8.3(c) of the Merger Agreement.

          We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to this firm in the sections captioned "The Proposed Transactions -- Material Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement. In giving this consent, we do not thereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              ORRICK, HERRINGTON & SUTCLIFFE LLP